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Exhibit 21.1

                                  SUBSIDIARIES

- Atrium Door and Window Company - West Coast

- Atrium Door and Window Company of the Northeast

- Atrium Door and Window Company of New York

- Atrium Door and Window Company of Arizona

- Atrium Door and Window Company of New England

- Door Holdings, Inc.

- R.G. Darby Company, Inc

- Total Trim, Inc.

- Wing Industries Holdings, Inc.

- Wing Industries, Inc.

- R.G. Darby Company - South

- Total Trim, Inc. - South

- Heat, Inc.

- H.I.G. Vinyl, Inc.

- Champagne Industries, Inc.

- Thermal Industries, Inc.

- Best Built, Inc.